UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Lehmann, Nolan
   515 W. Greens Rd. Ste. 800
   Houston, TX  77067
2. Date of Event Requiring Statement (Month/Day/Year)
   5/14/98
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Paracelsus Healthcare Corporation
   PLS
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)
   Director
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
Common Stock                               |1,263,058             |I               |Note 1                                         |
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Common Stock                               |338,249               |I               |Note 2                                         |
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Common Stock                               |6,000                 |D               |                                               |
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Common Stock                               |1,000                 |I               |by spouse                                      |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
None                    |         |         |                       |         |          |             |                           |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:
Note 1 Shares owned by Equus II Incorporated. Mr. Lehmann is a director and the president of Equus II
Incorporated's Managing Partner, Equus Capital Management Corp. Mr. Lehmann disclaims beneficial ownership of shares held by Equus II
Incorporated.
Note 2 Shares owned by Equus Capital Partners, L.P. ("ECP"). Mr. Lehmann is a director and the president of
ECP's Managing Partner, Equus Capital Management Corporation. Mr. Lehmann disclaims beneficial ownership of shares held by
ECP.
SIGNATURE OF REPORTING PERSON
E. Lance Carlson, Attorney-in-fact
DATE
May 21, 1998